AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         This Agreement and Plan of Merger (the "Agreement") is made as of March 1, 2002, by among North Shore Capital III, Inc., a Colorado corporation ("North Shore"), North Shore Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of North Shore ("Acquisition Sub"), Vertical Jet Inc., a Delaware corporation ("Vertical Jet") and Gerard M. Werner (the "Stockholder").

                                    RECITALS

         WHEREAS, on the date of this Agreement, Vertical Jet's authorized capital stock consist of 50,000,000 shares of common stock, par value $0.001 per share (the "Vertical Jet Common Stock"), of which 3,009,000 are currently issued and outstanding;

         WHEREAS, the Board of Directors of North Shore, Acquisition Sub and Vertical Jet have each approved this Agreement and determined the merger of Acquisition Sub with and into Vertical Jet (the "Merger") is advisable and in their respective best interest and that of their respective stockholders; and

         WHEREAS, it is intended that the transactions contemplated hereby qualify as a reorganization under IRC Section 368(a)(1)(B) and a reorganization under IRC Sections 368(a)(1)(A) and 368(a)(2)(E);

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.    DEFINITIONS
               -----------

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "Acquisition Sub" --as defined in the first paragraph of this Agreement.

         "Best Efforts"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the transactions contemplated hereby.

         "Breach"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

         "Closing"--as defined in Section 2.4.

         "Closing Date"--as defined in Section 2.4.

         "Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "Damages"--as defined in Section 10.2.

         "Delaware Code" --the Delaware General Corporation Law, or any successor law, and rules and regulations issued pursuant to such act.

         "Disclosure Letter"--the disclosure letter delivered by North Shore, Acquisition Sub and Stockholder to Vertical Jet concurrently with the execution and delivery of this Agreement.

         "Effective Time" --as defined in Section 2.3.

         "Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "Exchange Act"--the Securities Exchange Act of 1934, or any successor law, and regulations and rules issued pursuant to that act or any successor law.

         "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the financial statements referred to in Section 3.4 were prepared.

         "Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body"--any:

         (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

         (b)   federal, state, local, municipal, foreign, or other government;

         (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

         (d)   multi-national organization or body; or

         (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

         (a)   such individual is actually aware of such fact or other matter;
or

         (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

         A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "Merger" --as defined in the Recitals of this Agreement.

         "North Shore" --as defined in the first paragraph of this Agreement.

         "North Shore Common Stock" as defined in Section 2.9.

         "Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

         (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

         (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

         (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         "Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "Related Person"--with respect to a particular individual:

         (a)   each other member of such individual's Family;

         (b) any Person that is, directly or indirectly, controlled by such individual or one or more members of such individual's Family;

         (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

         (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual:

         (a) any Person that, directly or indirectly, controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

         (b)   any Person that holds a Material Interest in such specified
Person;

         (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

         (d)   any Person in which such specified Person holds a Material
Interest;

         (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

         (f)   any Related Person of any individual described in clause (b) or
(c).

         For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.

         "Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "Securities Act"--the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that act or any successor law.

         "Shares"--as defined in Section 2.9.

         "Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         "Vertical Jet" --as defined in the first paragraph of this Agreement.

         "Vertical Jet Common Stock" --as defined in the Recitals to this Agreement.

         2.    THE MERGER
               ----------

               2.1    The Merger.
                      ----------

               Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 2.3), Acquisition Sub shall merge with and into Vertical Jet with Vertical Jet thereafter continuing as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition Sub shall cease. The Merger shall have the effects set forth in the Delaware Code.

               2.2    Board Actions.
                      -------------

               Vertical Jet hereby represents that Vertical Jet's Board of Directors (the "Vertical Board") at a meeting duly called and held, has, subject to the terms and conditions set forth herein, (i) after evaluating the Merger, determined that the Merger, this Agreement and the transactions contemplated hereby are fair to and are otherwise in the best interests of Vertical Jet and its stockholders; (ii) approved the Merger, this Agreement and the transactions contemplated hereby in all respects; and (iii) resolved to recommend that its stockholders approve and adopt this Agreement.

               North Shore hereby represents that the Board of Directors of each of North Shore and Acquisition Sub, at meetings duly called and held, has, subject to the terms and conditions set forth herein, (i) after evaluating the Merger, determined that the Merger, this Agreement and the transactions contemplated hereby are fair to and are otherwise in the best interests of Acquisition Sub, North Shore and its stockholders; and (ii) approved the Merger, this Agreement and the transactions contemplated hereby in all respects. In addition, North Shore, as the sole shareholder of Acquisition Sub, has consented to the Merger.

               2.3    Effective Time.
                      --------------

               The parties hereto shall file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the Closing Date (or on such other date as the parties may agree) certificate of merger, executed in accordance with the relevant provisions of the Delaware Code (the "Certificate of Merger"). The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State, or at such later time specified in the Certificate of Merger (the "Effective Time").

               2.4    Closing
                      -------

               The closing of the Merger (the "Closing") provided for in this Agreement will take place at the offices of Broad and Cassel, Vertical Jet's counsel, at 201 S. Biscayne Boulevard, Suite 3000, Miami, Florida, at 10:00 a.m. (local time) on the second business day following the date on which the last to be fulfilled or waived of the conditions set forth in Sections 7 and 8 shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), unless another date, time or place is agreed to by the parties. Subject to the provisions of Section 9, failure to consummate the Merger provided for in this Agreement on the date and time and at the place determined pursuant to this
Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

               2.5    Certificate of Incorporation.
                      ----------------------------

               The Certificate of Incorporation of Vertical Jet in effect immediately prior to the Effective Time shall from and after the Effective Time, be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by the Delaware Code.

               2.6    Bylaws.
                      ------

               The Bylaws of Vertical Jet in effect immediately prior to the Effective Time shall from and after the Effective Time, be the Bylaws of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by the Delaware Code.

               2.7    Directors.
                      ---------

               The directors of Vertical Jet immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws, as in effect following the Effective Time.

               2.8    Officers.
                      --------

               The officers of Vertical Jet immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws, as in effect following the Effective Time.

               2.9    Effect on Vertical Jet Common Stock.
                      -----------------------------------

                      (a) Outstanding Shares. Each share of Vertical Jet Common Stock (the "Shares") issued and outstanding immediately prior to the Effective Time (other than Treasury Shares (as defined in subsection (b) below) and Shares held either by North Shore or Acquisition Sub) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 13.45 shares of common stock, no par value, of North Shore (the "North Shore Common Stock").

                      (b) Treasury Shares; North Shore Shares. Each Share held in the treasury of Vertical Jet at the Effective Time and each Share held by either North Shore or Acquisition Sub (collectively, the "Treasury Shares") shall, by virtue of the Merger and without any action on the part of Vertical Jet, North Shore or Acquisition Sub, as applicable, be canceled.

                      (c) Shares of Acquisition Sub. Each issued and outstanding share of common stock, par value $.001 per share, of Acquisition Sub shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of the common stock, par value $0.001 per share, of the Surviving Corporation.

               2.10   Exchange of Shares.
                      ------------------

                      (a) Letter of Transmittal. Promptly after the Effective Time, North Shore shall mail to each record holder of certificates, that immediately prior to the Effective Time represented Shares being converted in the Merger, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of certificates representing Shares to North Shore, and which shall be in such form and have such provisions as North Shore reasonably may specify) and instructions for use in surrendering such certificates and receiving certificates representing the North Shore Common Stock to which such holder shall be entitled therefor pursuant to Section 2.9(a). The certificate representing North Shore Common Stock shall be promptly deliver to such holders (or their nominees or transferees) as specified in the letter of transmittal.

                      (b) No Transfers of Shares. After the Effective Time, there shall be no further transfer on the records of Vertical Jet or of its transfer agent of certificates representing Shares, and if any such certificates are presented to the Surviving Corporation, they shall be canceled against delivery of North Shore Common Stock as hereinabove provided. From and after the Effective Time, until surrendered as contemplated by this Section 2.10, each certificate formerly representing Shares converted in the Merger shall represent only the right to receive upon such surrender the North Shore Common Stock.

         3. REPRESENTATIONS AND WARRANTIES OF NORTH SHORE, ACQUISITION SUB AND THE STOCKHOLDER.
-------------------

         North Shore, Acquisition Sub and the Stockholder, jointly and severally, represent and warrant to Vertical Jet as follows:

               3.1    Organization and Good Standing
                      ------------------------------

                      (a) Each of North Shore and Acquisition Sub is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation, with full corporate power and authority to conduct its respective business as it is now being conducted, to own or use the properties and assets that they purport to own or use, and to perform all their respective obligations under Contracts they are a party to. Each of North Shore and Acquisition Sub is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

                      (b) Stockholder has delivered to Vertical Jet copies of the Organizational Documents of each of North Shore and Acquisition Sub, as currently in effect.

               3.2    Authority; No Violation
                      -----------------------

                      (a) Each of North Shore, Acquisition Sub and Stockholder has full power and authority, corporate and other, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by North Shore, Acquisition Sub and Stockholder and the performance by North Shore, Acquisition Sub and Stockholder of their respective obligations hereunder and the consummation by North Shore, Acquisition Sub and Stockholder of the transactions contemplated hereby, have been duly authorized by the unanimous vote of the Board of Directors of North Shore (the "North Shore Board") and the Board of Directors of Acquisition Sub and no other corporate action on the part of North Shore, Acquisition Sub and Stockholder, is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by North Shore, Acquisition Sub and Stockholder and constitutes a valid and binding obligation of each of North Shore, Acquisition Sub and Stockholder, enforceable against North Shore, Acquisition Sub and Stockholder in accordance with its terms, subject (a) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and (b) as to enforceability, to general principles of equity.

                      (b) Except as set forth in Part 3.2 of the Disclosure Letter, none of the execution and delivery of this Agreement by North Shore, Acquisition Sub and Stockholder, the performance by North Shore, Acquisition Sub and Stockholder of its respective obligations hereunder, nor the consummation by North Shore, Acquisition Sub and Stockholder of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of their respective Organizational Documents, (b) violate or conflict with or result in a violation or breach of, or constitute a default or give rise to any right of termination or acceleration (with or without due notice or lapse of time or both) or result in the acceleration of any payments under the terms, conditions or provisions of any Contract, (c) violate any Order, rule or regulation of any Governmental Body applicable to North Shore and Acquisition Sub or any of their respective assets, or (d) result in the creation of any Encumbrance upon any of the assets of the North Shore and Acquisition Sub.

               3.3    Capitalization
                      --------------

               The authorized equity securities of North Shore consist of 40,000,000 shares of North Shore Common Stock of which 2,247,500 shares are issued and outstanding and 10,000,000 shares of Series A Convertible Preferred Stock of which none have been issued. All of the outstanding equity securities of North Shore have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of North Shore. None of the outstanding equity securities or other securities of North Shore was issued in violation of the Securities Act or any other Legal Requirement. North Shore does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

               3.4    Financial Statements and Reports
                      --------------------------------

                      (a) The Stockholder has previously furnished or will furnish to Vertical Jet true and complete copies of each of the reports North Shore is required to file with the Securities and Exchange Commission (the "SEC") pursuant to the requirements of Section 13 or 15(d) of the Exchange Act;

                      (b) As of their respective dates, such reports, including but not limited to the Form 10-KSB for the year ended December 31, 2001, collectively, the "North Shore SEC Reports" (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any North Shore SEC Report has been revised or superseded by a later filed North Shore SEC Report, none of the North Shore SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since its inception, North Shore has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

                      (c) The audited consolidated financial statements and unaudited consolidated interim financial statements included in the North Shore SEC Reports (including any related notes and schedules) have been prepared in accordance with and fairly present the financial position of North Shore and its consolidated subsidiaries (if applicable) as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except (i) as otherwise disclosed in the notes thereto, (ii) in the case of unaudited interim financial statements, such differences in presentation or omissions as are permitted by Rule 10-01 of Regulation S-X promulgated by the SEC, and (iii) the unaudited interim financial statements do not contain all notes required by GAAP).

               3.5    Books and Records
                      -----------------

               The books of account, minute books, stock record books, and other records of North Shore and Acquisition Sub, all of which have been made available to Vertical Jet, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute book of each of North Shore and Acquisition Sub contains accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of North Shore and Acquisition Sub, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute book. At the Closing, all of those books and records will be in the possession of North Shore.

               3.6    No Undisclosed Liabilities
                      --------------------------

               Except as set forth in Part 3.6 of the Disclosure Letter, North Shore and Acquisition Sub have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the North Shore SEC Reports and current liabilities incurred in the Ordinary Course of Business since the respective dates of the North Shore SEC Reports, which in any event do not exceed $1,000.

               3.7    Taxes
                      -----

                      (a) North Shore has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Stockholder has delivered or made available to Vertical Jet copies of, and Part 3.7 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns. North Shore has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by North Shore, except such Taxes, if any, as are listed in Part 3.7 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the financial statements of North Shore.

                      (b) Except as set forth in Part 3.7 of the Disclosure Letter, the United States federal and state income Tax Returns of North Shore have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years since its inception.
Part 3.7 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part
3.7 of the Disclosure Letter, are being contested in good faith by appropriate Proceedings. Part 3.7 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by North Shore or any group of corporations including North Shore for all taxable years since its inception, and the resulting deficiencies proposed by the IRS. Except as described in Part
3.7 of the Disclosure Letter, neither Stockholder nor North Shore have given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of North Shore or for which North Shore may be liable.

                      (c) No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by North Shore. All Taxes that North Shore is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                      (d) All Tax Returns filed by (or that include on a consolidated basis) North Shore are true, correct, and complete. There is no tax sharing agreement that will require any payment by North Shore after the date of this Agreement. North Shore is not and within the five-year period preceding the Closing Date has not been, an "S" corporation.

               3.8    Compliance with Legal Requirements; Governmental
Authorizations
--------------

                      (a)    Except as set forth in Part 3.8 of the Disclosure
Letter:

                             (i)    North Shore is, and at all times since its
inception has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                             (ii)   no event has occurred or circumstance exists
that (with or without notice or lapse of time) (A) may constitute or result in a violation by North Shore of, or a failure on the part of North Shore to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of North Shore to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                             (iii)  North Shore has not received, at any time
since its inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of North Shore to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                      (b) Part 3.8 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by North Shore or that otherwise relates to the business of, or to any of the assets owned or used by, North Shore. Each Governmental Authorization listed or required to be listed in Part 3.8 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.8 of the Disclosure Letter:

                             (i)    North Shore is, and at all times since its
inception has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part
3.8 of the Disclosure Letter;

                             (ii)   no event has occurred or circumstance exists
that may (with or without notice or lapse of time) (A) constitute or result, directly or indirectly, in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.8 of the Disclosure Letter, or (B) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.8 of the Disclosure Letter;

                             (iii)  North Shore has not received, at any time
since its inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                             (iv)   all applications required to have been filed
for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.8 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

                             The Governmental Authorizations listed in Part 3.8
of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit North Shore to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit North Shore to own and use its assets in the manner in which it currently owns and uses such assets.

               3.9    Legal Proceedings; Orders
                      -------------------------

                      (a) Except as set forth in Part 3.9 of the Disclosure Letter, there is no pending Proceeding:

                             (i)    that has been commenced by or against North
Shore or that otherwise relates to or may affect the business of, or any of the assets owned or used by, North Shore; or

                             (ii)   that challenges, or that may have the effect
of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

                             To Stockholder's or North Shore's Knowledge, (A) no
such Proceeding has been Threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Stockholder has delivered to Vertical Jet copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.9 of the Disclosure Letter. The Proceedings listed in Part 3.9 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of North Shore.

                      (b)    Except as set forth in Part 3.9 of the Disclosure
Letter:

                             (i)    there is no Order to which North Shore, or
any of the assets owned or used by North Shore, is subject;

                             (ii)   the Stockholder is not subject to any Order
that relates to the business of, or any of the assets owned or used by, North Shore; and

                             (iii)  no officer, director, agent, or employee of
North Shore is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of North Shore.

                      (c)    Except as set forth in Part 3.9 of the Disclosure
Letter:

                             (i)    North Shore is, and at all times since its
inception has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                             (ii)   no event has occurred or circumstance exists
that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which North Shore, or any of the assets owned or used by North Shore, is subject; and

                             (iii)  North Shore has not received, at any time
since its inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which North Shore, or any of the assets owned or used by North Shore, is or has been subject.

               3.10   Absence of Certain Changes and Events
                      -------------------------------------

               Except as set forth in Part 3.10 of the Disclosure Letter, since December 31, 2001, North Shore has conducted its business only in the Ordinary Course of Business and there has not been any:

                      (a) change in North Shore's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of North Shore; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by North Shore of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                      (b) amendment to the Organizational Documents of North Shore;

                      (c) payment or increase by North Shore of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                      (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of North Shore;

                      (e) damage to or destruction or loss of any asset or property of North Shore, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of North Shore, taken as a whole;

                      (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to North Shore of at least $100;

                      (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of North Shore or mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset or property of North Shore;

                      (h) cancellation or waiver of any claims or rights with a value to North Shore in excess of $100;

                      (i) material change in the accounting methods used by North Shore;

                      (j) any North Shore Material Adverse Change, and no event has occurred or exists that may result in such material adverse change;

                      (k) agreement, whether oral or written, by North Shore to do any of the foregoing.

               3.11   Contracts; No Defaults
                      ----------------------

                      (a) Part 3.11 of the Disclosure Letter lists the following contracts and other agreements to which North Shore is a party as of the date hereof (collectively, the "Contracts"):

                             (i)    any agreement (or group of related
agreements) for the lease of personal property to or from any person;

                             (ii)   any agreement (or group of related
agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services;

                             (iii)  any partnership or joint venture agreement;

                             (iv)   any agreement (or group of related
agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a lien, security interest or other encumbrance on any of its assets, tangible or intangible, to secure such indebtedness or obligations;

                             (v)    any agreement which purports to limit in any
respect the manner in which, or the localities in which, any portion of its business is conducted;

                             (vi)   any agreement with any of the stockholders
of North Shore and its affiliates, including agreements relating to the voting, transfer or disposition of North Shore's securities;

                             (vii)  any profit sharing, stock option, stock
purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement (including any employee benefit plan) for the benefit of its current or former directors, officers and employees; or

                             (viii) any other agreement (or group of related
agreements) to which North Shore is a party or by which its assets are subject in excess of $100.

               North Shore is not in violation or default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause a violation or default under) any Contract. To the Stockholder's or North Shore's Knowledge, none of the other parties to the Contracts are in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause a violation or default under) any Contract.

               3.12   Insurance
                      ---------

               Part 3.12 of the Disclosure Letter sets forth all policies of insurance or programs of self-insurance by which North Shore or any of its properties or assets are covered against present losses, all of which are now in full force and effect. North Shore agrees to maintain such policies (or policies of substantially the same nature) in full force and effect at all times until the Effective Time.

               3.13 No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements
----------------------

               Since its inception, North Shore has not maintained any "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974.

               3.14   Labor Relations; Compliance
                      ---------------------------

               Since its inception, North Shore has not had any employees.

               3.15   Certain Payments
                      ----------------

               Since its inception, none of North Shore's directors, officers, agents, or employees of North Shore, or to Stockholder's Knowledge any other Person associated with or acting for or on behalf of North Shore, has, directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of North Shore or any Related Party of North Shore, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of North Shore.

               3.16   Relationships with Related Persons
                      ----------------------------------

               Neither Stockholder nor any Related Person of Stockholder or of North Shore has, or since North Shore's inception has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to North Shore's business. Neither Stockholder or any Related Person of Stockholder or of North Shore is, or since North Shore's inception has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had business dealings or a material financial interest in any transaction with North Shore other than business dealings or transactions conducted in the Ordinary Course of Business with North Shore at substantially prevailing market prices and on substantially prevailing market terms. Except as set forth in Part 3.16 of the Disclosure Letter, neither Stockholder nor any Related Person of Stockholder or of North Shore is a party to any Contract with, or has any claim or right against, North Shore.

               3.17   Brokers or Finders
                      ------------------

               Stockholder and his agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

               3.18   Disclosure
                      ----------

                      (a) No representation or warranty of North Shore, Acquisition Sub or Stockholder in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                      (b) No notice given pursuant to Section 5.3 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                      (c) There is no fact known to North Shore, Acquisition Sub or Stockholder that has specific application to North Shore, Acquisition Sub or Stockholder (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of North Shore (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

         4.    REPRESENTATIONS AND WARRANTIES OF VERTICAL JET
               ----------------------------------------------

         Vertical Jet represents and warrants to North Shore, Acquisition Sub and Stockholder as follows:

               4.1    Organization and Good Standing
                      ------------------------------

               Vertical Jet is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that they purport to own or use, and to perform all its obligations under Contracts it is a party to. Vertical Jet is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of its properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

               4.2    Authority; No Violation
                      -----------------------

                      (a) Vertical Jet has full power and authority (corporate and other) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Vertical Jet, the performance by Vertical Jet of its obligations hereunder, and the consummation by Vertical Jet of the transactions contemplated hereby, have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Vertical Jet and constitutes the valid and binding obligation of Vertical Jet, enforceable against Vertical Jet in accordance with its terms, subject (a) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and (b) as to enforceability, to general principles of equity.

                      (b) Neither the execution and delivery by Vertical Jet of this Agreement, the performance by Vertical Jet of the obligations hereunder nor the consummation by Vertical Jet of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Organizational Documents of Vertical Jet, (b) violate or conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any license, lease or agreement to which Vertical Jet is a party or by which any of its assets is bound, or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to Vertical Jet or any of its assets, except in each case as would not have a material adverse effect.

               4.3    Capitalization
                      --------------

               The authorized equity securities of Vertical Jet consist of 50,000,000 shares of Vertical Jet Common Stock of which 3,009,000 shares are currently issued and outstanding. In addition, Vertical Jet has reserved for issuance an additional 175,000 shares of Vertical Jet Common Stock reserved for issuance upon conversion of certain convertible notes and sale in a private placement prior to Closing. All of the outstanding equity securities of Vertical Jet have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of Vertical Jet. None of the outstanding equity securities or other securities of Vertical Jet was issued in violation of the Securities Act or any other Legal Requirement. Vertical Jet does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

               4.4    Certain Proceedings
                      -------------------

               There is no pending Proceeding that has been commenced against Vertical Jet and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. To Vertical Jet's Knowledge, no such Proceeding has been Threatened.

               4.5    Brokers or Finders
                      ------------------

               Vertical Jet has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         5.    COVENANTS OF NORTH SHORE AND ACQUISITION SUB PRIOR TO CLOSING
DATE
----

               5.1    Access and Investigation
                      ------------------------

               Between the date of this Agreement and the Closing Date, Stockholder will, and will cause North Shore and its Representatives to, (a) afford Vertical Jet and its Representatives and prospective lenders and their Representatives (collectively, "Vertical Jet's Advisors") full and free access to North Shore's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Vertical Jet and Vertical Jet's Advisors with copies of all such contracts, books and records, and other existing documents and data as Vertical Jet may reasonably request, and (c) furnish Vertical Jet and Vertical Jet's Advisors with such additional financial, operating, and other data and information as Vertical Jet may reasonably request.

               5.2    Required Approvals
                      ------------------

               As promptly as practicable after the date of this Agreement, Stockholder will, and will cause North Shore to, make all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated hereby. Between the date of this Agreement and the Closing Date, Stockholder will, and will cause North Shore to cooperate with Vertical Jet with respect to all filings that Vertical Jet elects to make or is required by Legal Requirements to make in connection with the transactions contemplated hereby.

               5.3    Notification
                      ------------

               Between the date of this Agreement and the Closing Date, Stockholder will promptly notify Vertical Jet in writing if Stockholder or North Shore becomes aware of any fact or condition that causes or constitutes a Breach of any of North Shore, Acquisition Sub or Stockholder's representations and warranties as of the date of this Agreement, or if Stockholder or North Shore becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Stockholder and North Shore will promptly deliver to Vertical Jet a supplement to the Disclosure Letter specifying such change. During the same period, North Shore, Acquisition Sub or Stockholder will promptly notify Vertical Jet of the occurrence of any Breach of any covenant of North Shore, Acquisition Sub or Stockholder in this
Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

               5.4    No Negotiation
                      --------------

               Until such time, if any, as this Agreement is terminated pursuant to Section 9, Stockholder will not, and will cause North Shore and Acquisition Sub and each of their respective Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Vertical
Jet) relating to any transaction involving the sale of the capital stock of North Shore, or any merger, consolidation, business combination, or similar transaction involving North Shore.

               5.5    Best Efforts
                      ------------

               Between the date of this Agreement and the Closing Date, Stockholder, North Shore and Acquisition Sub will use their respective Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

         6.    COVENANTS OF VERTICAL JET PRIOR TO CLOSING DATE
               -----------------------------------------------

               6.1    Approvals of Governmental Bodies
                      --------------------------------

               As promptly as practicable after the date of this Agreement, Vertical Jet will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the transactions contemplated hereby. Between the date of this Agreement and the Closing Date, Vertical Jet will, and will cause each Related Person to, cooperate with North Shore with respect to all filings that North Shore is required by Legal Requirements to make in connection with the transactions contemplated hereby; provided that this Agreement will not require Vertical Jet to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

               6.2    Best Efforts
                      ------------

               Except as set forth in Section 6.1, between the date of this Agreement and the Closing Date, Vertical Jet will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

         7.    CONDITIONS PRECEDENT TO VERTICAL JET'S OBLIGATION TO CLOSE
               ----------------------------------------------------------

         Vertical Jet's obligation to consummate the Merger and to take the other actions required to be taken by Vertical Jet at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Vertical Jet, in whole or in part):

               7.1    Accuracy of Representations
                      ---------------------------

               All of North Shore, Acquisition Sub and Stockholder's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

               7.2    North Shore, Acquisition Sub and Stockholder's Performance
                      ----------------------------------------------------------

               All of the covenants and obligations that North Shore, Acquisition Sub and Stockholder are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

               7.3    Amendment of Organizational Documents
                      -------------------------------------

               Stockholder shall cause North Shore to amend its Articles of Incorporation to delete Articles VII through IX thereof and to increase the authorized shares of North Shore Common Stock to 80,000,000 shares.

               7.4    Delivery of Documents by North Shore
                      ------------------------------------

               North Shore shall have delivered each of the following documents to Vertical Jet:

                      (a) a certificate executed by an officer of North Shore and Stockholder, individually, representing and warranting to Vertical Jet that each of North Shore, Acquisition Sub and Stockholder's representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by North Shore, Acquisition Sub and Stockholder to Vertical Jet prior to the Closing Date);

                      (b) an opinion of North Shore's legal counsel reasonably satisfactory to Vertical Jet, dated the Closing Date, in the form of Exhibit A; and

                      (c) such other documents as Vertical Jet may reasonably request for the purpose of (i) evidencing the accuracy of any of North Shore, Acquisition Sub and Stockholder's representations and warranties, (ii) evidencing the performance by North Shore, Acquisition Sub and Stockholder of, or the compliance by North Shore, Acquisition Sub and Stockholder with, any covenant or obligation required to be performed or complied with by them, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or
(iv) otherwise facilitating the consummation or performance of any of the transactions contemplated hereby.

               7.5    No Proceedings
                      --------------

               Since the date of this Agreement, there must not have been commenced or Threatened against Vertical Jet, or against any Person affiliated with Vertical Jet, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

               7.6    No Prohibition
                      --------------

               Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Vertical Jet or any Person affiliated with Vertical Jet to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

               7.7    Delivery of Documents by Stockholder
                      ------------------------------------

               Stockholder shall have delivered each of the following documents to Vertical Jet:

                      (a) A written consent of the majority of the stockholders electing Vertical Jet nominees to the North Shore Board of Directors;

                      (b) Letter of resignation from the North Shore Board and as President of North Shore;

                      (c) Lock-up agreement in the form attached hereto as Exhibit B; and

                      (d) Consulting agreement in a form to be agreed upon by the Stockholder and Vertical Jet.

         8.    CONDITIONS PRECEDENT TO NORTH SHORE'S OBLIGATION TO CLOSE
               ---------------------------------------------------------

         North Shore's obligation to consummate the Merger and to take the other actions required to be taken by North Shore at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by North Shore, in whole or in part):

               8.1    Accuracy of Representations
                      ---------------------------

               All of Vertical Jet's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

               8.2    Vertical Jet's Performance
                      --------------------------

               All of the covenants and obligations that Vertical Jet is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

               8.3    Delivery of Documents by Vertical Jet
                      -------------------------------------

               Vertical Jet shall have delivered each of the following documents to North Shore:

                      (a) a certificate executed by an officer of Vertical Jet, individually, representing and warranting to North Shore that Vertical Jet's representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date;

                      (b) Vertical Jet must have caused to be delivered to North Shore all such documents as North Shore may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
Section 7.4(b), (ii) evidencing the accuracy of any representation or warranty of Vertical Jet, (iii) evidencing the performance by Vertical Jet of, or the compliance by Vertical Jet with, any covenant or obligation required to be performed or complied with by Vertical Jet, (ii) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the transactions contemplated hereby.

               8.4    No Prohibition
                      --------------

               Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause North Shore or any Person affiliated with North Shore to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

         9.    TERMINATION
               -----------

               9.1    Termination Events
                      ------------------

               This Agreement may, by notice given prior to or at the Closing, be terminated:

                      (a) by either Vertical Jet or North Shore if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                      (b)    (i) by Vertical Jet if any of the conditions in
Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Vertical Jet to comply with its obligations under this Agreement) and Vertical Jet has not waived such condition on or before the Closing Date; or (ii) by North Shore, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of North Shore to comply with their obligations under this Agreement) and North Shore has not waived such condition on or before the Closing Date;

                      (c)    by mutual consent of Vertical Jet and North Shore;
or

                      (d) by either Vertical Jet or North Shore if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 2002, or such later date as the parties may agree upon.

               9.2    Effect of Termination
                      ---------------------

               Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

         10.   INDEMNIFICATION; REMEDIES
               -------------------------

               10.1   Survival; Right to Indemnification not Affected by
Knowledge
---------

               All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 7.4(a), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

               10.2   Indemnification and Payment of Damages by Stockholder
                      -----------------------------------------------------

               Stockholder will indemnify and hold harmless Vertical Jet, the Surviving Corporation, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                      (a) any Breach of any representation or warranty made by Stockholder, North Shore or Acquisition Sub in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Stockholder, North Shore or Acquisition Sub pursuant to this Agreement;

                      (b) any Breach of any representation or warranty made by Stockholder, North Shore, or Acquisition in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to Section 7.5(a) as having caused the condition specified in Section 7.1 not to be satisfied;

                      (c) any Breach by Stockholder, North Shore or Acquisition Sub of any covenant or obligation of Stockholder in this Agreement; and

                      (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Stockholder, North Shore or Acquisition Sub (or any Person acting on their behalf) in connection with any of the transactions contemplated hereby.

                      The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Vertical Jet or the other Indemnified Persons.

               10.3    Procedure For Indemnification--Third Party Claims
                       -------------------------------------------------

                      (a) Promptly after receipt by an indemnified party under Section 10.2 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

                      (b) If any Proceeding referred to in Section 10.2(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding,
(i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                      (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                      (d) Stockholder hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Stockholder with respect to such a claim anywhere in the world.

         11.   GENERAL PROVISIONS
               ------------------

               11.1   Expenses
                      --------

               Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

               11.2   Public Announcements
                      --------------------

               Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Vertical Jet determines. Unless consented to Vertical Jet in advance or required by Legal Requirements, prior to the Closing Stockholder shall, and shall cause North Shore to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.

               11.3   Confidentiality
                      ---------------

               Between the date of this Agreement and the Closing Date, Vertical Jet, Stockholder, North Shore and Acquisition Sub will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors of Vertical Jet, Stockholder, North Shore and Acquisition Sub to maintain in confidence any written, oral, or other information obtained in confidence from the other party in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

               If the transactions contemplated hereby are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

               11.4   Notices
                      -------

               All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (d) when received if mailed by certified mail, return receipt requested in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to North Shore or                North Shore Capital III, Inc.
Acquisition Sub:                    5627 Bellington Avenue
                                    Springfield, VA  22151
                                    Attn:  Gerard M. Werner
                                    Fax:___________________________

If to Stockholder:                  Gerard M. Werner
                                    5627 Bellington Avenue
                                    Springfield, VA  22151
                                    Fax:___________________________

If to Vertical Jet:                 Vertical Jet, Inc.
                                    326 W. Dundee Road
                                    Barrington Hills, IL  60010
                                    Attn:  George Wight, Jr.
                                    Fax:  (847) 426-4984

With a copy to:                     Leonard H. Bloom, P.A.
                                    Broad and Cassel
                                    201 S. Biscayne Boulevard
                                    Suite 3000
                                    Miami, FL 33131
                                    Fax:  (305) 373-9443

               11.5   Jurisdiction; Service of Process
                      --------------------------------

               Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Florida, County of Saint Lucie, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

               11.6   Further Assurances
                      ------------------

               The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

               11.7   Waiver
                      ------

               The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

               11.8   Entire Agreement and Modification
                      ---------------------------------

               This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

               11.9   Disclosure Letter
                      -----------------

                      (a) The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

                      (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

               11.10  Assignments, Successors, and No Third-Party Rights
                      --------------------------------------------------

               Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

               11.11  Severability
                      ------------

               If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

               11.12  Section Headings, Construction
                      ------------------------------

               The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

               11.13  Governing Law
                      -------------

               This Agreement will be governed by the laws of the State of Florida without regard to conflicts of laws principles.

               11.14  Counterparts
                      ------------

               This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                                       NORTH SHORE CAPITAL III, INC.

                                       By:   /s/ Gerard M. Werner
                                             -----------------------------------
                                       Name:  Gerard M. Werner
                                             -----------------------------------
                                       Title: President
                                             -----------------------------------


                                       NORTH SHORE ACQUISITION, INC.

                                       By:   /s/ Gerard M. Werner
                                             -----------------------------------
                                       Name:  Gerard M. Werner
                                             -----------------------------------
                                       Title: President
                                             -----------------------------------


                                       /s/ GERARD M. WERNER
                                       -----------------------------------------
                                       Gerard M. Werner


                                       VERTICAL JET, INC.

                                       By:   /s/ George Wight, Jr.
                                             -----------------------------------
                                       Name:  George Wight, Jr.
                                             -----------------------------------
                                       Title: President
                                             -----------------------------------

                                    Exhibit A
                                    ---------

                                 FORM OF OPINION
                                ___________, 2002

Vertical Jet, Inc.
326 W. Dundee Road
Barrington Hills, IL  60010
Attn: George Wight, Jr.

         Re: Agreement and Plan of Merger by and among North Shore Capital III, Inc., North Shore Acquisition, Inc., Vertical Jet, Inc., and Gerard M. Werner

Gentlemen:

         We have acted as counsel for North Shore Capital III, Inc., a Colorado corporation ("North Shore"), in connection with the execution and delivery of the Agreement and Plan of Merger dated ________________, 2002, (the "Agreement") by and among North Shore, North Shore Acquisition, Inc. ("Acquisition Sub"), Vertical Jet, Inc. ("Vertical Jet"), and Gerard M. Werner (the "Stockholder"). This opinion is furnished pursuant to Section 7.5(b) of the Agreement and is given with the consent of North Shore. Except as otherwise indicated, capitalized terms used and not otherwise defined herein have the meanings defined in the Agreement.

         We do not express any opinion concerning any law other than the law of the State of Colorado and the federal law (including securities laws) of the United States and the Delaware General Corporation Law.

         In rendering the following opinions, we have relied, with your approval, as to factual matters that affect our opinions, solely on our examination of the following documents:

         1. the Agreement, including all disclosure schedules and exhibits thereto;

         2. the Certificates of Incorporation, as amended to date, of each of North Shore and Acquisition Sub;

         3. the Bylaws, as amended to date, of each of North Shore and Acquisition Sub;

         4. resolutions of the Board of Directors of each of North Shore and Acquisition Sub;

         5. written certifications of each of the Secretary of State of Colorado and the Secretary of State of Delaware respecting the active status for each of North Shore and Acquisition Sub, respectively; and

         6. such other documents and agreements and such matters of law as we have considered necessary or appropriate for the expression of the opinions considered herein.

Vertical Jet, Inc.
Attn:  George Wight
____________________,2002
Page 2 of 3


         In rendering the following opinions, we have made no assumptions other than those set forth in the Report.

         Based on the foregoing, and subject to the qualifications and limitations stated in this letter and in the Report, we are of the opinion that:

               1. Each of North Shore and Acquisition Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of North Shore and Acquisition Sub is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. North Shore and Acquisition Sub have full corporate power and authority to carry on the businesses in which they are engaged and to own and use the properties owned and used by them.

               2. North Shore and Acquisition Sub have full power and authority (including full corporate power and authority) to execute and deliver the Agreement and to perform their respective obligations thereunder. The Agreement constitutes the valid and legally binding obligation of each of North Shore and Acquisition Sub, enforceable in accordance with its terms and conditions.

               3. The shares of North Shore Common Stock to be issued to the stockholders of Vertical Jet pursuant to the Agreement have been duly authorized and, when issued and delivered to the stockholders of Vertical Jet, will be duly and validly issued and fully paid and nonassessable.

               4. Neither the execution and the delivery of the Agreement nor the consummation or performance of the transactions contemplated thereby (the "Transaction"), will directly or indirectly (with or without notice or lapse of time) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of North Shore or Acquisition Sub or any resolution adopted by the board of directors of North Shore or Acquisition Sub; (ii) contravene, conflict with or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body or court to which either North Shore or Acquisition Sub is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which either North Shore or Acquisition Sub is a party or by which they are bound or to which any of their respective assets is subject. To our knowledge, North Shore and Acquisition Sub do not need to give any notice to, make any filing with, or obtain any Governmental Authorization from any Governmental Body in order for the parties to consummate the Transaction.

         Our opinion concerning the validity, binding effect and enforceability of the Agreement means that (a) the Agreement constitutes an effective contract under applicable law, (b) the Agreement is not invalid in its entirety because of a specific statutory prohibition or public policy and is not subject in its

Vertical Jet, Inc.
Attn:  George Wight
____________________,2002
Page 3 of 3

entirety to a contractual defense, and (c) subject to the last sentence of this paragraph, some remedy is available if North Shore or Acquisition Sub is in material default under the Agreement. This opinion does not mean that (i) any particular remedy is available upon a material default, or (ii) every provision of the Agreement will be upheld or enforced in any or each circumstance by a court.

         This opinion letter is furnished to you by us as counsel to North Shore, is solely for your benefit in connection with the Transaction, and is rendered solely in connection with the Transaction to which this opinion letter relates. Except as otherwise provided in this paragraph, this opinion letter may be relied upon only by you in connection with the Transaction and may not be relied upon for any other purposes or by any other person(s) without our prior written consent in each instance.


                                       Very truly yours,

                                       _________________________________________

                                    Exhibit B
                                    ---------

                                LOCK-UP AGREEMENT

________________, 2002

North Shore Capital III, Inc.
5627 Bellington Avenue
Springfield, VA  22151
Attn:  Gerard M. Werner

         Re:   Shares of Common Stock of North Shore Capital III, Inc.
               -------------------------------------------------------

Ladies and Gentlemen:

         The undersigned is the holder of 2,200,000 shares (the "Share") of common stock of North Shore Capital III, Inc. (the "Company"). The undersigned wish to facilitate the merger (the "Merger") between a wholly owned subsidiary of the Company and Vertical Jet, Inc. ("Vertical Jet").

         In consideration of the foregoing, and in order to induce Vertical Jet to enter into an agreement and plan of merger with the Company, the undersigned hereby irrevocably agrees that he will not, without the prior written consent of the Company, directly or indirectly, sell, offer, contract to sell, make any short sale, pledge, grant any option to purchase or otherwise dispose of any of the Shares during the period beginning on the date of this Agreement and continuing to, and including the date one year thereafter. The undersigned further agree that during the period beginning on the one year anniversary of this Agreement and continuing to, and including the date two years from the date of this Agreement, he shall not sell, offer, contract to sell, make any short sale, pledge, grant any option to purchase or otherwise dispose of any Shares, other than the sale of Shares in accordance with the volume limitations set forth in Rule 144(e) promulgated under the Securities Act of 1933. The undersigned hereby acknowledges that certificate(s) representing the Shares will bear a legend reflecting the restrictions imposed by this Agreement.

         In addition, the undersigned may transfer the Shares (i) by way of gift or charitable contribution, (ii) to "affiliates," as such term is defined in Rule 144, of the undersigned in transfers not involving a public distribution or public offering, or (iii) either during his lifetime or on death by will or intestacy, to his immediate family or to a trust or family limited partnership, the beneficiaries of which are exclusively the undersigned and/or members of his immediate family; provided, however, that prior to any transfer as described above each such transferee shall execute an agreement satisfactory to the Company pursuant to which each such transferee shall agree to receive and hold the Shares subject to the provisions hereof, and there shall be no further transfer except in accordance with the provisions hereof. For the purposes of this paragraph, "immediate family" shall mean spouse, lineal descendant, father, mother, brother or sister of the transferor.

         The undersigned confirms that he understands that Vertical Jet and the Company will rely on the representations set forth in this Agreement in proceeding with the Merger. The undersigned further understands that the

Agreement of the undersigned is irrevocable and shall be binding on the undersigned's heirs, legal representatives, successors and assigns. The undersigned agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of the Shares except in compliance with this Agreement.


                                       Very truly yours,

                                       -----------------------------------------
                                       Gerard M. Werner


The foregoing is accepted and agreed to as of the date first above written:

                                       North Shore Capital III, Inc.

                                       By:   ___________________________________
                                       Name: ___________________________________
                                       Title:___________________________________

                                  Page 2 of 2